EXHIBIT 23.1

Bark Corporation A/S
Att.: Mr. Bent Helvang, Chairman
Østergade 17-19, 3. floor
DK-1100 Copenhagen K
Denmark

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 2 of Registration Statement No. 333-150526 on Form S-1 of our report dated March 12, 2008, except for Note 1 as to which the date is May 1, 2008 and Note 22 as to which the date is July 14, 2008, related to the consolidated financial statements of Bark Group Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding a substantial doubt about the Company’s ability to continue as a going concern) appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such prospectus.

Copenhagen, July 14, 2008

Deloitte
Statsautoriseret Revisionsaktieselskab

/s/ Jørgen Holm Andersen	/s/ Thomas Elsborg Jensen

Jørgen Holm Andersen	Thomas Elsborg Jensen
State Authorised Public	State Authorised Public
Accountant (Denmark)	Accountant (Denmark)